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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF REGISTRANT


1.       Chartendure Limited, an English private limited company

2.       WeRPets.com, Inc., a Tennessee corporation

3. PQ Acquisition Company, Inc., an Arkansas corporation (the survivor of Humboldt and Maplewood mergers)

4. Wellstone Acquisition Corporation, a Delaware corporation 5. Allpets.com, Inc., a Delaware corporation